EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statements Nos. 333-06199, 333-34019, 333-128274 and 333-99311 on Form S-8, of our report dated June 11, 2008, relating to the consolidated financial statements of Matrixx Initiatives, Inc. as of March 31, 2008 and March 31, 2007 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year ended March 31, 2008, three-months ended March 31, 2007 and the two years ended December 31, 2006 and 2005, included in the Form 10-K of Matrixx Initiatives, Inc.
/s/ Mayer Hoffman McCann, P.C.
MAYER HOFFMAN MCCANN P.C.
Phoenix, Arizona
June 12, 2008